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                                                                    Exhibit 12.1

                           MONTPELIER RE HOLDINGS LTD.
                       RATIO OF EARNINGS TO FIXED CHARGES
                             (DOLLARS IN THOUSANDS)

                                                     THREE MONTHS ENDED MARCH 31,     PERIOD ENDED DECEMBER 31,
                                                        2003             2002           2002            2001

Earnings: Income/(Losses) before income
taxes/(benefits)                                      $103,841        $ 18,659        $152,045        $(61,618)
Fixed Charges:
Assumed interest component of rent expense (1)        $     38        $     24        $    147        $   --
Interest & amortization on bank facility              $  1,135        $  1,165        $  5,140        $    271
                                                      --------        --------        --------        ---------
Total fixed charges                                   $  1,173        $  1,189        $  5,287        $    271
                                                      --------        --------        --------        ---------
Earnings plus fixed charges                           $105,014        $ 19,848        $157,332        $(61,347)
                                                      ========        ========        ========        ========
RATIO OF EARNINGS TO FIXED CHARGES                        89.5            16.7            29.8          (226.4)
                                                      ========        ========        ========        ========

(1) 33.3% represents a reasonable approximation of the interest factor.

(2) For the year ended December 31, 2001, earnings were insufficient to cover fixed charges by $61.9 million. Montpelier Re Holdings Ltd. was formed on November 14, 2001 and commenced insurance operations on December 16, 2001. We incurred certain one-time expenses in connection with our formation including a $61.3 million charge for the fair value of warrants issued. The warrants were issued to certain founding shareholders, and qualify as equity for accounting purposes, therefore $61.3 million of additional paid-in capital was also created with a net neutral impact on shareholders' equity. The net loss of $61.6 million for the period was almost entirely due to the charge related to warrants.